Exhibit 1

THE TOLEDO EDISON COMPANY

(an Ohio corporation)

$300,000,000 6.15% Senior Notes due May 15, 2037

UNDERWRITING AGREEMENT

                                                 November 13, 2006

BNY Capital Markets, Inc.
KeyBanc Capital Markets,
a division of McDonald Investments Inc.
As Representatives of the Underwriters
named in Schedule I to the Underwriting
Agreement (as defined below)

c/o	BNY Capital Markets, Inc.
One Wall Street
New York, New York 10286

KeyBanc Capital Markets
127 Public Square, 4th Floor
Cleveland, Ohio 44114

Ladies and Gentlemen:

The Toledo Edison Company, a corporation organized under the laws of the State of Ohio (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the several underwriters named in Schedule I hereto (the “Underwriters”, which term, when the context permits, shall also include any underwriters substituted as hereinafter provided in Section 11), for whom BNY Capital Markets, Inc. and KeyBanc Capital Markets are acting as representatives (in such capacity, the “Representatives”), $300,000,000 aggregate principal amount of the Company’s 6.15% Senior Notes due May 15, 2037 (the “Senior Notes”), to be issued under an indenture dated as of November 1, 2006, between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”) (the “Base Indenture”) as so supplemented by an officer’s certificate dated as of November 16, 2006 (the “Senior Notes Officer’s Certificate” together with the Base Indenture, being hereinafter referred to as the “Indenture”) in accordance with the terms set forth in this underwriting agreement (the “Underwriting Agreement”). The Senior Notes shall have the series designation, denominations, issue price, maturities, interest rates, redemption provisions, if any, and other terms as set forth in the General Disclosure Package (hereinafter defined).

SECTION 1. Representations and Warranties.

(a) Representations and Warranties by the Company. The Company represents and warrants to and agrees with each Underwriter that:

(i) The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3, including a prospectus (Registration Statement File No. 333-138065) (the “Registration Statement”), for the registration under the Securities Act of 1933 (the “Securities Act”), of up to $300,000,000 aggregate principal amount of its unsecured debt securities. The Registration Statement was declared effective on October 31, 2006. The Company will file with the Commission a prospectus supplement specifically relating to the terms of the Senior Notes pursuant to Rule 424(b) (“Rule 424(b)”) under the Securities Act. The Company qualifies for use of Form S-3 for the registration of the Senior Notes and the Senior Notes are registered under the Securities Act. “Registration Statement” as of any time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated or deemed to be incorporated by reference therein and any information in a prospectus or prospectus supplement deemed or retroactively deemed to be a part thereof pursuant to Rule 430B (“Rule 430B”) or 430C (“Rule 430C”) under the Securities Act that has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the time of the first contract of sale for the Senior Notes, which time shall be considered the “Effective Date” of the Registration Statement relating to the Senior Notes. For purposes of this definition, information contained in a form of prospectus or prospectus supplement that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430B shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

(ii) At the time the Registration Statement initially became effective, at the time that each amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether by post-effective amendment, incorporated report or form of prospectus) became effective and on the Effective Date relating to the Senior Notes, the Registration Statement conformed and will conform in all material respects to the requirements of the Securities Act or the Trust Indenture Act of 1939 (“Trust Indenture Act”), as the case may be, and the rules and regulations of the Commission (“Rules and Regulations”) and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. On the date hereof, on the date of any filing pursuant to Rule 424(b) and on the Closing Date, the Registration Statement and the Prospectus (as defined in this paragraph (ii)) will conform in all material respects to the requirements of the Securities Act, the Trust Indenture Act and the Rules and Regulations, and neither of such documents will include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that the foregoing does not apply to statements in or omissions from any of such documents made in reliance upon and in conformity with information furnished in writing to the Company by any Underwriter through the Representatives, if any, specifically for use therein or to any statements in or omissions from the Statement of Eligibility of the Trustee under the Indenture, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7(b) hereof, but nothing contained herein is intended as a waiver of compliance with the Securities Act or the Rules and Regulations. For purposes of this Underwriting Agreement, “Statutory Prospectus” as of any time means the prospectus relating to the Senior Notes that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and any basic prospectus or prospectus supplement deemed to be a part thereof pursuant to Rule 430B or 430C that has not been superseded or modified. For purposes of this definition, information contained in a form of prospectus (including a prospectus supplement) that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430B shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively. “Prospectus” means the Statutory Prospectus that discloses the public offering price and other final terms of the Senior Notes and otherwise satisfies Section 10(a) of the Securities Act.

(iii) The documents incorporated or deemed to be incorporated by reference in the General Disclosure Package (as hereinafter defined) and the Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements, as applicable, of the Exchange Act and the rules and regulations of the Commission thereunder, and, when read together with other information in the General Disclosure Package or the Prospectus, as applicable, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) (A) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) of the Senior Notes and (B) on the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 (“Rule 405”) under the Securities Act, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Securities Act and not being the subject of a proceeding under Section 8A of the Securities Act in connection with the offering of the Securities, all as described in Rule 405.

(v) As of the Applicable Time (as defined in this paragraph (v)), neither (A) the General Use Issuer Free Writing Prospectus(es) (as defined in this paragraph (v)), the Statutory Prospectus, and any documents listed or disclosures contained in Part B of Schedule II hereto, all considered together (collectively, the “General Disclosure Package”), nor (B) any individual Limited Use Issuer Free Writing Prospectus (as defined in this paragraph (v)), when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any prospectus included in the Registration Statement or any Issuer Free Writing Prospectus in reliance upon and in conformity with information furnished in writing to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7(b) hereof. “Applicable Time” means 4:00 p.m. (Eastern Time) on the date hereof. “General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in Part A of Schedule II hereto. “Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus. “Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 (“Rule 433”) under the Securities Act, relating to the Senior Notes in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

(vi) Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Senior Notes or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, (A) the Company has promptly notified or will promptly notify the Representatives and (B) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon and in conformity with information furnished in writing to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such Section 7(b) hereof.

(vii) The historical consolidated financial statements of the Company and its consolidated subsidiaries included or incorporated by reference in the Registration Statement, the Prospectus and the General Disclosure Package present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and, for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as otherwise disclosed in the General Disclosure Package.

(viii) Except as disclosed in the General Disclosure Package, since the most recent time as of which information is given in the General Disclosure Package, there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the business prospects, earnings, business, properties, condition (financial or otherwise) or operations of the Company and its subsidiaries, taken as a whole, other than changes and developments contemplated by the General Disclosure Package.

(ix) The Company has been duly incorporated and is validly subsisting as a corporation in good standing under the laws of the State of Ohio, has the corporate power and authority to own, lease or operate its property and to conduct its business as described in the Prospectus and the General Disclosure Package and is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

(x) Each subsidiary of the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own, lease or operate its property and to conduct its business as described in the Prospectus and the General Disclosure Package and is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

(xi) This Underwriting Agreement has been duly authorized, executed and delivered by the Company, and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting enforcement of creditors’ rights generally, or by general principles of equity (whether enforcement is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing, and except that the enforcement of rights to indemnification and contribution hereunder may be limited by applicable law or public policy.

(xii) The Base Indenture has been, and on the Closing Date the Indenture will be, (1) duly qualified under the Trust Indenture Act and (2) duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement enforceable against the Company in accordance with its terms except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (whether enforceability is considered in a proceeding in equity or in law) and by an implied covenant of good faith and fair dealing.

(xiii) The Senior Notes have been duly authorized by the Company, and, when they have been duly executed by the Company, authenticated by the Trustee, and issued and delivered against payment therefor as provided herein, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing and will be entitled to the benefits provided by the Indenture.

(xiv) The Senior Notes and the Base Indenture conform, and on the Closing Date the Indenture will conform, in all material respects to the descriptions thereof contained in the Prospectus and the General Disclosure Package.

(xv) Neither the issuance and sale of the Senior Notes nor the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Underwriting Agreement, the Indenture and the Senior Notes will (A) contravene, or (B) result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (a) any provision of applicable law, (b) the amended articles of incorporation or amended and restated code of regulations, or other organizational documents, each as amended, of the Company or any subsidiary of the Company, (c) any agreement or other instrument binding upon the Company or any subsidiary of the Company or (d) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary of the Company or any of their properties. Furthermore, neither the Company nor any subsidiary of the Company is (x) in violation, or (y) in default, of its respective amended articles of incorporation or amended and restated code of regulations, each as amended, or other organizational documents, or in the performance of any bond, debenture, note or any other evidence of indebtedness or any indenture, mortgage, deed of trust or other contract, lease or other instrument to which it is a party or by which any of them is bound, or to which any of its property or assets is subject, except such defaults as have been waived or which would not have, singly or in the aggregate, a material adverse effect on the Company and its subsidiaries, taken as a whole.

(xvi) Other than as disclosed or incorporated by reference in the General Disclosure Package, there are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened, to which the Company or any subsidiary of the Company is a party or to which any of the properties of the Company or any subsidiary of the Company are subject wherein an unfavorable decision, ruling or finding could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, or on the power or ability of the Company to, perform its obligations under this Underwriting Agreement, or to consummate the transactions contemplated by the General Disclosure Package; and there is no franchise, contract or other document of a character required to be described in the Registration Statement, the Prospectus or the General Disclosure Package, or to be filed or incorporated by reference as an exhibit thereto, which is not described, filed or incorporated as required.

(xvii) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein, except such as have been obtained under the Securities Act and the Trust Indenture Act, such as has been obtained from the Public Utilities Commission of Ohio, and such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Senior Notes by the Underwriters in the manner contemplated herein and in the General Disclosure Package. The Company possesses such certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its business as currently operated, except where the failure to possess such certificate, authorization or permit would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company.

(xviii) The Company and each of its subsidiaries (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except in cases in which that noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(xix) The Company maintains (x) systems of internal controls and processes sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (y) disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”)).

(xx) The Company is not, and after giving effect to the offering and sale of the Senior Notes and the application of the proceeds thereof as described in the Prospectus and the General Disclosure Package will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(b) Officer’s Certificates. Any certificate signed by any duly authorized officer of the Company and delivered to the Underwriters or to counsel for the Underwriters in connection with this offering shall be deemed a representation and warranty by the Company to the Underwriters as to the matters covered thereby.

SECTION 2. Sale and Delivery to Underwriters; Closing.

(a) Terms of Public Offering. The Company is advised by the Representatives that the Underwriters propose to make a public offering of their respective Senior Notes as soon after this Underwriting Agreement is entered into as in the Representatives’ judgment is advisable. The terms of the public offering of the Senior Notes are set forth in the Prospectus.

(b) Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company, at the purchase price set forth in the Final Term Sheet attached as Annex A to Schedule II hereto, the principal amount of the Senior Notes set forth opposite such Underwriter’s name in Schedule I hereto plus any additional principal amount of Senior Notes which such Underwriter may become obligated to purchase pursuant to the provisions of Section 11, subject to such adjustments among the Underwriters as the Representatives, on behalf of the Underwriters, shall make to eliminate any sales or purchases of fractional Senior Notes.

(c) Payment and Delivery. Payment of the purchase price for, and delivery of certificates for, the Senior Notes shall be made at the office of Calfee, Halter & Griswold LLP, 1400 McDonald Investment Center, 800 Superior Avenue, Cleveland, Ohio 44114, or at such other place as shall be agreed upon by the Company and the Representatives on behalf of the Underwriters, at 10:00 a.m., (Eastern Time), on the third business day after the date hereof, or such other time not later than ten business days after such date as shall be agreed upon by the Company and either of the Representatives on behalf of the Underwriters (such time and date of payment and delivery being herein called the “Closing Date”).

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Underwriters for the account of the Underwriters of the Senior Notes to be purchased by them.

The delivery of the Senior Notes shall be made in fully registered form, registered in the name of CEDE & CO., to the offices of The Depository Trust Company in New York, New York, or its designee, and the Underwriters shall accept such delivery.

The certificate(s) representing the Senior Notes shall be made available for examination by the Representatives not later than 2:00 p.m. (Eastern Time) on the last business day prior to the Closing Date at such place as may be agreed upon between the Representatives and the Company.

SECTION 3. Covenants of the Company. The Company covenants with the Underwriters as follows:

(a) To promptly file each Statutory Prospectus (including the Prospectus) with the Commission pursuant to Rule 424(b) under the Securities Act. The Company has complied and will comply with Rule 433.

(b) The Company will advise the Representatives promptly of the institution by the Commission of any stop order proceedings in respect of the Registration Statement or of any part thereof and will use its best efforts to prevent the issuance of any such stop order and to obtain as soon as possible its lifting, if issued.

(c) To furnish without charge to the Representatives a signed copy of the Registration Statement, including all exhibits filed with the Registration Statement and the documents incorporated by reference therein (other than exhibits which are incorporated by reference therein) and to each other Underwriter a copy of the Registration Statement without exhibits and, during the period mentioned in paragraph (e) below, as many copies of the Prospectus and any documents incorporated by reference therein at or after the date thereof and any amendments and supplements thereto as the Representatives may reasonably request. The terms “supplement” and “amendments” or “amend” as used in this Underwriting Agreement shall include all documents filed by the Company with the Commission subsequent to the date of the Prospectus pursuant to the Exchange Act which are deemed to be incorporated by reference in the Prospectus.

(d) Before amending or supplementing the Registration Statement or any Statutory Prospectus or filing with the Commission any document pursuant to Section 13, 14 or 15(d) of the Exchange Act, during the period referred to in paragraph (e) below, to furnish to the Representatives a copy of each such proposed amendment, supplement or document for the Representatives’ review prior to filing and not to file any such proposed amendment, supplement or document to which the Representatives reasonably object.

(e) The Company will promptly notify the Underwriters, and confirm such notice in writing (which notice and confirmation may be satisfied by providing the Underwriters with any related periodic report filed under the Exchange Act), of (x) any filing made by the Company of information relating to the offering of the Senior Notes with any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) any material changes in or affecting the condition (financial or otherwise) business prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, which (i) make any statement in the Prospectus as then amended or supplemented materially false or misleading or (ii) are not disclosed in the Prospectus as then amended or supplemented. If, at any time when a prospectus covering the Senior Notes is (or but for the exemption in Rule 172 under the Securities Act would be) required by law to be delivered in connection with sales of the Senior Notes by an Underwriter or dealer, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or counsel for the Company, to amend the Registration Statement or to amend or supplement the Prospectus or modify the information incorporated by reference therein in order that the Prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time the Prospectus is (or but for the exemption in Rule 172 under the Securities Act would be) delivered to a purchaser, not misleading, or if it is necessary to amend or supplement the Prospectus or modify such information to comply with the Securities Act and the Rules and Regulations, forthwith to prepare and file with the Commission and to furnish (subject to the conditions in paragraph (c) above), at its own expense, to the Underwriters and to the dealers (whose names and addresses the Representatives will furnish to the Company) to which Senior Notes may have been sold by the Underwriters, and to any other dealers upon request, such amendments or supplements to the Prospectus or modifications to the documents incorporated by reference therein, so that the statements in the Prospectus as so amended, supplemented or modified will not, in the light of the circumstances existing at the time such Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with the Securities Act and the Rules and Regulations.

(f) The Company will use its best efforts, in cooperation with the Underwriters, to qualify the Senior Notes for offering and sale under the applicable securities laws of such jurisdictions as the Underwriters may designate and will maintain such qualifications in effect as long as required for the sale of the Senior Notes; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Company will file such statements and reports as may be required by the laws of each jurisdiction in which the Senior Notes have been qualified as above provided. The Company will promptly advise the Representatives of the receipt by the Company of any notification with respect to the suspension of the qualification of the Senior Notes for sale in any such state or jurisdiction or the initiating or threatening of any proceedings for such purpose. The Company will also supply the Underwriters with such information as is necessary for the determination of the legality of the Senior Notes for investment under the laws of such jurisdictions as the Underwriters may reasonably request.

(g) The Company shall take all reasonable action necessary to enable Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), and Moody’s Investors Service, Inc. (“Moody’s”) to provide their respective credit ratings of the Senior Notes.

(h) The Company will use the proceeds received by it from the sale of the Senior Notes in the manner specified in the Prospectus under “Use of Proceeds.”

(i) During a period beginning on the date of this Underwriting Agreement and continuing to and including the Closing Date, the Company will not, without the prior written consent of the Underwriters, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise dispose of, any other debt securities issued or guaranteed by the Company or any of its subsidiaries substantially similar to the Senior Notes or securities of the Company or any of its subsidiaries that are convertible into, or exchangeable for, the Senior Notes.

SECTION 4. Free Writing Prospectuses.

(a) Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Senior Notes that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping. The parties hereto agree that the only Permitted Free Writing Prospectuses issued on or prior to the Applicable Time are specified on Part A of Schedule II hereto.

(b) Final Term Sheet. The Company will prepare a final term sheet relating to the Senior Notes, containing only information that describes the final terms of the Senior Notes and otherwise in a form consented to by the Representatives, and will file such final term sheet within the period required by Rule 433(d)(5)(ii). Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Underwriting Agreement and is specified in Part A of Schedule II hereto. The Company also consents to the use by any Underwriter of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Senior Notes or their offering or (y) information that describes the final terms of the Senior Notes or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clauses (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Underwriting Agreement.

SECTION 5. Payment of Expenses.

(a) Expenses. The Company will pay all expenses incident to the performance of its obligations under this Underwriting Agreement, including (i) the preparation, printing and any filing of each Statutory Prospectus (including the Prospectus) and each Issuer Free Writing Prospectus and of each amendment or supplement thereto, (ii) the preparation, reproduction and delivery to the Underwriters of this Underwriting Agreement and such other documents as may be required in connection with the offering, purchase, sale and delivery of the Senior Notes, (iii) the preparation, issuance and delivery of the certificates for the Senior Notes to the Underwriters, including any charges of DTC in connection therewith, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors (but not the fees and disbursements of counsel for the Underwriters), (v) the qualification of the Senior Notes under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey, any supplement thereto and any legal investment survey (such fees and disbursements not to exceed $7,500), (vi) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Senior Notes and (vii) any fees payable in connection with the rating of the Senior Notes in accordance with Section 3(g) hereof.

(b) Termination of Underwriting Agreement. If this Underwriting Agreement is terminated by the Underwriters in accordance with the provisions of Section 6, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 6. Conditions of Underwriters’ Obligations. The obligations of the Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1(a) as of the Applicable Time and the Closing Date, to the accuracy of the statements made in certificates of the Company executed by any officer of the Company or any officer of any of the Company’s subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a) No Stop Orders. Subsequent to the execution and delivery of this Underwriting Agreement and prior to the Closing Date:

(i) no stop order suspending the effectiveness of the Registration Statement or any part thereof shall be in effect, no order of the Commission directed to the adequacy or accuracy of any document incorporated or deemed to be incorporated by reference in the Prospectus shall be in effect, and no proceedings for either purpose or pursuant to Section 8A of the Securities Act against the Company or relating to the offering of the Senior Notes shall be pending before or threatened by the Commission; and

(ii) there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectus (exclusive of any amendments or supplements thereto subsequent to the Applicable Time), any material adverse effect on the condition (financial or otherwise), business prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising in the ordinary course of business.

(b) Officer’s Certificate. The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 6(a)(i) and (ii) above and to the effect that the representations and warranties of the Company in Section 1(a) were true and correct in all material respects when made and are true and correct in all material respects with the same force and effect as though expressly made at and as of the Closing Date, and that the Company has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date. The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c) Opinions of Counsel for the Company. At the Closing Date, the Underwriters shall have received the favorable opinions, each dated as of the Closing Date, of Gary D. Benz, Associate General Counsel for the Company’s parent, FirstEnergy Corp., and Akin Gump Strauss Hauer & Feld LLP, special counsel to the Company, each in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letters for the other Underwriters, to the effect set forth in Exhibits A-1 and A-2 hereto and to such further effects as counsel to the Underwriters may reasonably request. In giving his opinion, Gary D. Benz may rely, as to all matters governed by the laws of the State of New York, upon the opinion of Akin Gump Strauss Hauer & Feld LLP. Each counsel may state that, insofar as their opinions involve factual matters, such counsel has relied, to the extent it deems proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

  (d) Opinion of Counsel for Underwriters. At the Closing Date, the Underwriters shall have received the favorable opinion, dated as of the Closing Date, of Calfee, Halter & Griswold LLP, counsel for the Underwriters, in form and substance satisfactory to the Underwriters. In giving such opinion such counsel may state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

(e) Comfort Letter. i) On or prior to the date of this Underwriting Agreement, the Underwriters shall have received from PricewaterhouseCoopers LLP a comfort letter, dated the date hereof, in form and substance reasonably satisfactory to the Underwriters, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters (of the type ordinarily issued in transactions covered by registration statements filed under the Securities Act) with respect to the financial statements and certain financial information contained in the Registration Statement, the General Disclosure Package and any Statutory Prospectus (including the Prospectus) or incorporated therein by reference, with a specified date not more than three business days prior to the date hereof.

ii) At the Closing Date, the Underwriters shall have received from PricewaterhouseCoopers LLP a letter dated as of the Closing Date, confirming, as of a date not more than three business days prior to the Closing Date, the statements contained in the letter delivered pursuant to Section 6(e)(i) hereof.

(f) Maintenance of Rating. At the Closing Date, the Senior Notes shall be rated at least Baa3 by Moody’s and BBB- by S&P, and the Company shall have delivered to the Underwriters a letter, dated as of the Closing Date, from each such rating agency, or other evidence reasonably satisfactory to the Underwriters, confirming that the Senior Notes have been assigned such ratings; and since the date of this Underwriting Agreement, there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company’s securities by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act.

(g) Clearance and Settlement. At the Closing Date, the Senior Notes shall be eligible for clearance and settlement through the facilities of DTC.

(h) Additional Documents. At the Closing Date, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Senior Notes as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Senior Notes as herein contemplated shall be reasonably satisfactory in form and substance to the Underwriters and counsel for the Underwriters.

(i) Termination of Underwriting Agreement. If any condition contemplated by this Section shall not have been fulfilled when and as required to be fulfilled, or if any of the opinions and certificates mentioned above or elsewhere in this Underwriting Agreement shall not be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters, this Underwriting Agreement may be terminated by the Underwriters by notice to the Company at any time at or prior to the Closing Date, and such termination shall be without liability of any party to any other party except as provided in Section 5 and except that Sections 7, 8 and 9 shall survive any such termination and remain in full force and effect.

SECTION 7. Indemnification.

(a) Indemnification of Underwriters. The Company agrees to indemnify and hold harmless each Underwriter and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities that arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement at any time, any Statutory Prospectus at any time, the Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each Underwriter and each such controlling person, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage or liability, except insofar as such losses, claims, damages or liabilities that arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission are based upon information furnished in writing to the Company by any Underwriter expressly for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7(b) hereof. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b) Indemnification of Company, Directors and Officers. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers who sign the Registration Statement and any person controlling the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to each Underwriter, but only with reference to information relating to such Underwriter furnished in writing by such Underwriter expressly for use in the Registration Statement, any Statutory Prospectus, the Prospectus or any Issuer Free Writing Prospectus. The Company acknowledges that the statements set forth in the last paragraph of the cover page of the Prospectus regarding the delivery of the Senior Notes and, under the caption “Underwriting”, (i) the concession and reallowance figures appearing in the third paragraph, (ii) the second sentence of the fourth paragraph related to market-making activities, and (iii) the sixth paragraph relating to stabilization, syndicate and covering transactions and penalty bids in the Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for use in the Registration Statement, any Statutory Prospectus, the Prospectus or any Issuer Free Writing Prospectus. This indemnity agreement will be in addition to any liability which the Underwriters may otherwise have.

(c) Actions Against Parties; Notification. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. The omission so to notify the indemnifying party (i) will not relieve it from any liability under paragraph (a) or (b) above unless and to the extent such failure results in the loss by the indemnifying party of substantial rights and defenses and (ii) will not, in any event relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such action (including any impleaded parties) include both the indemnified party and the indemnifying party, and the indemnified party shall have reasonably concluded upon advice of counsel that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate counsel for all such indemnified parties. Such counsel shall be designated in writing by the Representatives in the case of parties indemnified pursuant to the second preceding paragraph, and by the Company in the case of parties indemnified pursuant to the first preceding paragraph.

(d) Settlement. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there has been a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include any statement as to, or any admission of, fault, culpability or failure to act by or on behalf of any indemnified party.

SECTION 8. Contribution. In the event that the indemnity provided for in Section 7 is held by a court to be unavailable, in whole or in part, to hold harmless an indemnified party for any reason, the Company and the Underwriters, severally and not jointly, agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively “Losses”) to which the Company and any of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Underwriters on the other hand from the offering of the Senior Notes. If the allocation provided by the immediately preceding sentence is held by a court to be unavailable for any reason, the Company and the Underwriters, severally and not jointly, agree to contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by the Company, and benefits received by the Underwriters shall be deemed to be equal to the discounts and commissions received by the Underwriters. Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Underwriters on the other hand, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Senior Notes underwritten by it and distributed to the public were offered to the public exceeds the amounts of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Company and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 8, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 8, each person, if any, who controls an Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as such Underwriter, and each director of the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the principal amount of Senior Notes set forth opposite their respective names in Schedule I hereto and not joint.

SECTION 9. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and indemnity and contribution agreements contained in this Underwriting Agreement or in certificates of the Company submitted pursuant hereto shall remain operative and in full force and effect, regardless of any termination of this Underwriting Agreement, any investigation made by or on behalf of the Underwriters or controlling person, or by or on behalf of the Company, and shall survive delivery of the Senior Notes to the Underwriters.

SECTION 10. Termination of Underwriting Agreement. The Underwriters may terminate this Underwriting Agreement by notice given by the Representatives to the Company, if after the execution and delivery of this Underwriting Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over the counter market, (iii) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or any material disruption in commercial banking, securities settlement, payment or clearance services in the United States shall have occurred, or (iv) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in the judgment of the Representatives, is material and adverse and which, singly or together with any other event specified in this clause (iv), makes it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the offer, sale or delivery of the Senior Notes on the terms and in the manner contemplated in the General Disclosure Package and the Prospectus.

SECTION 11. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at the Closing Date to purchase the Senior Notes which it or they are obligated to purchase under this Underwriting Agreement (the “Defaulted Notes”), the Underwriters shall have the right, but not the obligation, within 36 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other Underwriters, to purchase all, but not less than all, of the Defaulted Notes in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Underwriters shall not have completed such arrangements within such 36-hour period, then:

(a) if the number of Defaulted Notes does not exceed 10% of the aggregate principal amount of the Senior Notes, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective obligations to purchase hereunder bear to the obligations of all non-defaulting Underwriters, or

(b) if the number of Defaulted Notes exceeds 10% of the aggregate principal amount of the Senior Notes, this Underwriting Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section 11 shall relieve any defaulting Underwriter from liability in respect of its default under this Underwriting Agreement.

In the event of any such default which does not result in a termination of this Underwriting Agreement, either the Underwriters or the Company shall have the right to postpone the Closing Date for a period not exceeding seven days in order to effect any required changes in the Prospectus or in any other documents or arrangements.

SECTION 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to BNY Capital Markets, Inc., One Wall Street, New York, New York 10286, Attention: Dan A. Klinger, Facsimile: (212) 635-8525; and to KeyBanc Capital Markets, 127 Public Square, 4th Floor, Cleveland, Ohio 44114, Attention: Thomas R. Wise, Facsimile: (216) 689-5372; notices to the Company shall be directed to it at 76 South Main Street, Akron, Ohio 44308, Attention: Treasurer, Facsimile: (330) 384-3722.

SECTION 13. Parties. This Underwriting Agreement shall inure to the benefit of and be binding upon the Underwriters, the Company and their respective successors. Nothing expressed or mentioned in this Underwriting Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Underwriting Agreement or any provision herein contained. This Underwriting Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Senior Notes from the Underwriters shall be deemed to be a successor by reason merely of such purchase.

SECTION 14. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) the Representatives have been retained solely to act as underwriters in connection with the sale of Senior Notes and that no fiduciary, advisory or agency relationship between the Company and the Representatives have been created in respect of any of the transactions contemplated by this Underwriting Agreement, irrespective of whether the Representatives have advised or is advising the Company on other matters;

(b) the price of the Senior Notes set forth in the Final Term Sheet attached as Annex A to Schedule II hereto was established by the Company following discussions and arms-length negotiations with the Representatives and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Underwriting Agreement;

(c) the Company has been advised that the Representatives and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Representatives have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) the Company waives, to the fullest extent permitted by law, any claims it may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Representatives shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

SECTION 15. Miscellaneous.

(a) GOVERNING LAW AND TIME. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

(b) Waiver of Jury Trial. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Underwriting Agreement or the transactions contemplated hereby.

(c) Counterparts. This Underwriting Agreement may be executed in any number of separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which taken together, shall constitute but one and the same agreement.

(d) Successors. This Underwriting Agreement shall inure to the benefit of and be binding upon, each of the Company, the several Underwriters, and their respective successors and the officers and directors and controlling persons referred to in Sections 7, 8 and 9 hereof. The term “successor” as used in this section shall not include any purchaser, as such, of any Senior Notes from the Underwriters.

(e) Integration. This Underwriting Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

(f) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign counterparts hereof.

Very truly yours,

THE TOLEDO EDISON COMPANY
as Issuer

By:	James F. Pearson
Name: James F. Pearson
Title: Vice President and Treasurer

CONFIRMED AND ACCEPTED,
as of the date first above written:

BNY CAPITAL MARKETS, INC.

By:	/s/ Daniel Klinger
Name:	Daniel Klinger
Title:	Managing Director

KEYBANC CAPITAL MARKETS,
a division of McDonald Investments Inc.

By:	/s/ Nida Raza
Name:	Nida Raza
Title:	Director

Acting as representatives of the several Underwriters named in Schedule I.

Schedule I*

Underwriters	Principal Amount of Senior Notes
BNY Capital Markets, Inc.	$120,000,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	$120,000,000
LaSalle Financial Services, Inc.	$15,000,000
NatCity Investments, Inc.	$15,000,000
Piper Jaffray & Co..	$15,000,000
Wedbush Morgan Securities Inc.	$15,000,000
Total	$300,000,000

*For pricing terms, see Schedule II.

Sch I

Schedule II

Part A - Schedule of General Use Issuer Free Writing Prospectuses

•	Final Term Sheet attached to this Schedule II as Annex A (Issuer Free Writing Prospectus)

Part B - Disclosure Referred to in Section 1(a)(v) of the Underwriting Agreement

•	None

Sch II

ANNEX A
TO SCHEDULE II

Final Term Sheet

Attached hereto.

Sch II, Annex A-1

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-138065
November 13, 2006

The Toledo Edison Company
Pricing Term Sheet
$300 mm 6.15% 15 May 2037 Senior Notes

Issuer:	The Toledo Edison Company
Market Type:	Senior Notes
Ratings:	Baa3/BBB- (positive outlook/stable)
Principal Amount:	$300 million
Trade Date:	13 November 2006
Settlement Date:	16 November 2006 (T+3)
Final Maturity:	15 May 2037
Interest Payment Dates:	15 May and 15 November
1st Coupon Payment Date:	15 May 2007 (short 1st coupon)
Coupon:	6.150%
Business day convention:	30/360
US Treasury Benchmark:	UST 4.500% due 15-Feb-2036
US Treasury Price / Yield:	96-21 / 4.711%
Re-Offer Yield:	6.161%
Re-offer Price:	99.850%
Fees:	0.875% (equals $2,625,000)
Proceeds to Issuer:	98.975% (equals $296,925,000)
Denomination:	$1,000
Optional Redemption:	Greater of 100.00% of the principal amount of Senior Notes being redeemed or make whole + 25bp
Joint Bookrunners (80%):	BNY Capital Markets, Inc.	$120,000,000
	KeyBanc Capital Markets,	$120,000,000
a division of McDonald Investments Inc
Co-Managers (20%):	LaSalle Capital Markets	$ 15,000,000
	NatCity Investments, Inc.	$ 15,000,000
	Piper Jaffray	$ 15,000,000
	Wedbush Morgan Securities Inc.	$ 15,000,000
CUSIP/ISIN:	889175 BD 6 / US889175BD66

Sch II, Annex A-2

Pro Forma Ratio of Earnings
to Fixed Charges for the Nine
Month Period Ended
September 30, 2006:	2.54

Pro Forma Ratio of Earnings
to Fixed Charges for the Year
Ended December 31, 2005:	2.10

The security ratings above are not a recommendation to buy, sell or hold the securities hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s Investors Service and Standard & Poor’s Ratings Services. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-227-6479.

Sch II, Annex A-3

Exhibit A-1

FORM OF IN-HOUSE OPINION

1.
The statements made in the General Disclosure Package and the Prospectus under the headings “Description of Debt Securities” and “Description of the Senior Notes,” insofar as such statements constitute summaries of the Senior Notes and the Indenture, are accurate in all material respects and the Senior Notes are consistent with the information in the General Disclosure Package and the Prospectus.

2.
The Company was duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Ohio, with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the General Disclosure Package, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction.

3.
The Indenture has been duly authorized, executed and delivered by the Company and constitutes the valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (whether considered in a proceeding in equity or at law) and by an implied covenant of good faith, fair dealing and reasonableness.

4.
The Senior Notes have been duly authorized and executed by the Company and, when authenticated by the Trustee in accordance with the Indenture and delivered by the Company against payment therefor by the Underwriters pursuant to the Underwriting Agreement, they will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits provided by the Indenture, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (whether considered in a proceeding in equity or at law) and by an implied covenant of good faith, fair dealing and reasonableness.

5.	The Underwriting Agreement has been duly authorized, executed and delivered by the Company.

6.
No consent, approval, authorization, filing with or order of any court or governmental agency is required in connection with the transaction contemplated by the Underwriting Agreement, except such as has been obtained from the Public Utilities Commission of Ohio and such as may be required under the securities or blue sky laws of any jurisdiction (other than the federal law of the United States of America), as to which such counsel may express no opinion.

Exh. A-1-1

7.
Neither the consummation of the transaction contemplated in the Underwriting Agreement, including the issuance and sale of the Senior Notes, nor the fulfillment of the terms thereof, will conflict with, result in breach or violation of, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, (A) the Restated Articles of Incorporation or the Amended and Restated Code of Regulations of the Company, (B) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other material agreement, obligation, condition, covenant or instrument, to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject, (C) any Ohio law, rule or regulation or (D) any judgment, order or decree known to us applicable to the Company of any Ohio court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its properties.

8.
Each of the Registration Statement, as of the Effective Date relating to the Senior Notes, and the Prospectus, as of its date, and any amendment or supplement thereto, as of its date (except in each case for the financial statements, including the notes thereto and any related schedules, and other financial and statistical data derived therefrom included or incorporated by reference therein, as to which such counsel may express no opinion), complied as to form in all material respects with the requirements of the Securities Act and the Rules and Regulations; and the documents or portions thereof filed by the Company with the Commission pursuant to the Exchange Act, and incorporated or deemed to be incorporated by reference in the Prospectus pursuant to Item 12 of Form S-3, on the date filed with the Commission, complied as to form when so filed in all material respects with the requirements of the Exchange Act pursuant to which it was filed and the applicable rules and regulations of the Commission thereunder.

9.
To the best of such counsel’s knowledge, no order directed to the adequacy of the Registration Statement or any part thereof has been issued by the Commission, and no challenge by the Commission has been made to the adequacy of such document.

In connection with the preparation by the Company of the Registration Statement, the General Disclosure Package and the Prospectus, such counsel has had discussions with certain of the Company’s officers and representatives, with other counsel for the Company and certain of its representatives and with PricewaterhouseCoopers LLP, the Company’s independent public accountants who audited certain of the financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus. Such counsel’s review of the Registration Statement, the General Disclosure Package and the Prospectus and the above-mentioned discussions did not disclose to such counsel any information that gives such counsel reason to believe that (i) the Registration Statement, as of each Effective Date relating to the Senior Notes, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the General Disclosure Package, as of the Applicable Time, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) the Prospectus, as of its date and as of the Closing Date, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such counsel may not express any belief as to the financial statements, including the notes thereto and any related schedules, and other financial and statistical data derived therefrom included or incorporated by reference in the Registration Statement, the General Disclosure Package or the Prospectus.

Exh. A-1-2

Exhibit A-2

FORM OF OPINION OF AKIN GUMP STRAUSS HAUER & FELD LLP

1.
The statements made in the General Disclosure Package and the Prospectus under the headings “Description of Debt Securities” and “Description of the Senior Notes,” insofar as such statements constitute summaries of the Senior Notes and the Indenture, are accurate in all material respects and the Senior Notes are consistent with the information in the General Disclosure Package and the Prospectus.

2.	The Indenture has been duly qualified under the Trust Indenture Act of 1939 and constitutes the valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

3.
When the Senior Notes have been duly executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered by the Company against payment therefor by the Underwriters pursuant to the Underwriting Agreement, they will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits provided by the Indenture.

4.	The Underwriting Agreement has been duly authorized, executed and delivered by the Company.

5.
No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required under any of the Included Laws for the due execution and delivery of the Underwriting Agreement by the Company and its transactions contemplated by the Underwriting Agreement, except (i) such as have already been obtained and are in full force and effect and (ii) such as may be required under the securities or blue sky laws of any jurisdiction, as to which such counsel may express no opinion.

6.
Neither the consummation of the transaction contemplated in the Underwriting Agreement, including the issuance and sale of the Senior Notes, nor the fulfillment of the terms thereof, will result in breach or violation of, result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, (i) any agreement or instrument of the Company listed on Schedule A thereto, (ii) any rule or regulation or, to such counsel’s knowledge, any order of any governmental authority or regulatory body having jurisdiction over the Company or any of its properties under any Included Law.

7.
Each of the Registration Statement, as of the Effective Date relating to the Senior Notes, and the Prospectus, as of its date, and any amendment or supplement thereto, as of its date (except in each case for the financial statements, including the notes thereto and any related schedules, and other financial and statistical data derived therefrom included or incorporated by reference therein, as to which such counsel expresses no opinion), appeared on its face to be appropriately responsive in all material respects to the requirements of the Securities Act and the Rules and Regulations thereunder; and the documents or portions thereof filed by the Company with the Commission pursuant to the Exchange Act, and incorporated or deemed to be incorporated by reference in the Prospectus pursuant to Item 12 of Form S-3, on the date filed with the Commission, appeared on its face to be appropriately responsive in all material respects to the requirements of the Exchange Act pursuant to which it was filed and the applicable rules and regulations thereunder.

Exh. A-2-1

8.
To the best of such counsel’s knowledge, no order directed to the adequacy of the Registration Statement or any part thereof has been issued by the Commission, and no challenge by the Commission has been made to the adequacy of such document.

9.
The Company is not, and after giving effect to the offering and sale of the Senior Notes, and the application of the proceeds thereof as described in the Prospectus and the General Disclosure Package will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

The opinions and other matters in the letter may be qualified in their entirety and subject to the following:

A.
Such counsel may express no opinion as to the laws of any jurisdiction other than the Included Laws. Such counsel may have made no special investigation or review of any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”), other than a review of (i) the Laws of the State of New York, and (ii) the Federal Laws of the United States of America. For purposes of this letter, the term “Included Laws” means the items described in clauses (i) and (ii) of the preceding sentence that are, in such counsel’s experience, normally applicable to transactions of the type contemplated in the Underwriting Agreement. The term Included Laws specifically excludes (a) Laws of any counties, cities, towns, municipalities and special political subdivisions and any agencies thereof and (b) Laws relating to land use, zoning and building code issues, taxes, environmental issues, intellectual property Laws, antitrust issues and Federal Reserve Board margin regulation issues.

B.
When used in the letter, the phrases “known to such counsel”, “to such counsel’s actual knowledge” and similar phrases (i) mean the conscious awareness of facts or other information by (a) the lawyer in such counsel’s firm who signed the letter, (b) any lawyer in such counsel’s firm actively involved in negotiating and preparing the Transaction Documents (as such term is defined in the letter), (c) solely as to information relevant to a particular opinion, issue or confirmation regarding a particular factual matter, any lawyer in such counsel’s firm who is primarily responsible for providing the response concerning that particular opinion, issue or confirmation and (d) any lawyer in such counsel’s firm who otherwise devotes substantive attention to matters of the Company on behalf of such firm and could reasonably be expected to have information material to the opinions expressed herein, and (ii) do not require or imply (a) any examination of such firm’s, such lawyer’s or any other person’s or entity’s files, (b) that any inquiry be made of the client, any lawyer (other than the lawyers described above), or any other person or entity, or (c) any review or examination of any agreements, documents, certificates, instruments or other papers other than the Transaction Documents, the corporate records referred to in the third paragraph of the letter and any agreement or instrument of the Company listed on Schedule A thereto.

C.
The letter and the matters addressed in the letter will as of the date thereof or such earlier date as is specified therein, and such counsel may undertake no, and may disclaim any, obligation to advise the addressees thereof of any change in any matter set forth in the letter, whether based on a change in the law, a change in any fact relating to the Company or any other Person, or any other circumstance. The letter may be limited to the matters expressly stated therein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth therein.

Exh. A-2-2

D.
The matters expressed in the letter may be subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and (iii) the power of the courts to award damages in lieu of equitable remedies.

E.
Such counsel may assume that no fraud, dishonesty, forgery, coercion, duress or breach of fiduciary duty exists or will exist with respect to any of the matters relevant to the opinions expressed in the letter.

F.
Such counsel may express no opinion as to (i) the compliance of the transactions contemplated by the Underwriting Agreement with any regulations or governmental requirements applicable to any party other than the Company; (ii) the financial condition or solvency of the Company; (iii) the ability (financial or otherwise) of the Company or any other party to meet their respective obligations under the Underwriting Agreement; (iv) except to the extent covered by the last paragraph of the letter, the compliance of the Underwriting Agreement or the transactions contemplated thereby with, or the effect of any of the foregoing with respect to, the antifraud provisions of the Federal and state securities laws, rules and regulations; and (v) the conformity of the Underwriting Agreement to any term sheet or commitment letter.

G.
The letter may be solely for the benefit of the addressees thereof, and no other Persons shall be entitled to rely upon the letter. Without such counsel’s prior written consent, the letter may not be quoted in whole or in part or otherwise referred to in any document and may not be furnished or otherwise disclosed to or used by any other Person, except for (i) delivery of copies thereof to counsel for the addressees thereof, (ii) inclusion of copies thereof in a closing file, and (iii) use thereof in any legal proceeding arising out of the transactions contemplated by the Underwriting Agreement filed by an addressee thereof against such law firm or in which any addressee thereof is a defendant.

Based on such counsel’s participation in such conferences and conversations as such counsel shall describe in the letter and such counsel’s review of the documents to be described in the letter, including those included in the General Disclosure Package, and the Prospectus and the Registration Statement, such counsel shall state that in the letter no information has come to such counsel’s attention that causes such counsel to believe that (i) the Registration Statement, as of each Effective Date relating to the Senior Notes, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the General Disclosure Package, as of the Applicable Time, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (iii) the Prospectus, as of its date and as of the Closing Date, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that in the case of each of the clauses (i)-(iii) above, such firm may state that it does not express any view as to the financial statements, financial schedules and other financial, accounting and statistical data derived therefrom contained or incorporated by reference therein.

Exh. A-2-3